Supplement A-7

National Grid General Partnership

Balance sheet
at March 31, 2003

$m
Fixed assets
Investment	4,720

Net assets employed	4,720

Capital and reserves
Partnership capital	3,940
Profit and loss account	780
Partners' funds	4,720

Reconciliation of partners' funds to US GAAP

Partners' funds under UK GAAP	4,720

Adjustments to conform with US GAAP
Investments in subsidiaries, at equity	(1,141)

Partners' funds under US GAAP	3,579

The balance sheet is prepared under UK GAAP.

National Grid General Partnership

Cash flow statement
for the year ended March 31, 2003

There were no cash flows in the year

National Grid General Partnership

Profit and loss account
for the year ended March 31, 2003

$m

Operating costs	-

Operating profit - continuing operations	-

Profit on sale of fxed asset investments	-

Profit before interest and tax	-

Dividends received	-
Net interest	-

Profit on ordinary activities before taxation	-

Taxation	-

Profit on ordinary activities after taxation being retained profit	-

Reconciliation of net income to US GAAP

Profit on ordinary activities after taxation under UK GAAP	-

Adjustments to conform with US GAAP:
Equity in income of companies	164

Net profit under US GAAP	164

The profit and loss account is prepared under UK GAAP.

National Grid General Partnership

Profit and loss reserve
for the year ended March 31, 2003

	$m

At April 1, 2002	780

Retained profit for the year	-

At March 31, 2003	780

Reconciliation of profit and loss reserve to accumulated losses under US GAAP

Profit and loss reserve under UK GAAP at March 31, 2003	780

Adjustments to conform with US GAAP
Equity in income of companies	(1,015)

Accumulated losses under US GAAP at March 31, 2003	(235)	*

* Includes cumulative other comprehensive losses of $(257)m

The profit and loss reserve is prepared under UK GAAP.